99.4
                  ECSI Announces Appointment of New VP Finance

CLIFTON, N.J. October 13, 2004 - Electronic Control Security Inc. (OTC BB:EKCS.OB), a global leader in perimeter security systems, today announced the appointment of Elie Addi as VP Finance.

Arthur Barchenko, President and CEO of ECSI, said, "Mr. Addi has more than twelve years experience in managing budgets, P&L forecasts, 10K/10Q reporting, pricing/strategic analysis and staff supervision at AT&T and Net2Phone. He has worked directly with CEO, CFO and product/sales managers addressing financial and operations management, strategic analysis and planning, budget and cost control process improvement, system conversions, GAAP, risk analysis, trend and performance analysis, due diligence and business development. Elie is a seasoned financial professional who understands manufacturing and the needs of the client.

"ECSI operating officers require strong financial management of the manufacturing, marketing and project functions. Mr. Addi will now support their efforts and manage the day to day financial needs of the company to develop solid, long term business relationships with the investment and banking community."

Mr. Addi earned a BBA in Management and Computer Science from Temple University (cum laude), and his MBA in Finance at Columbia Business School.

About ECSI

ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with ManTech International Co., ADT Federal Systems, ARINC Inc., SRH Marine, Horne Engineering Services, Inc. and other industry leaders. ECSI's corporate office is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; or visit www.anti-terrorism.com.

--------------------------------------------------------------------------------
Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
--------------------------------------------------------------------------------

For ECSI IR contact:
John Lipman
Lipman Capital Group Inc.
212-755-3181
jlipman@lipmangrp.com